Exhibit 99.1

Athenex Provides Second Quarter 2021 Corporate and Financial Update

Updated investors on FDA Type A Meeting for oral paclitaxel

Klisyri® approved by the European Commission in July 2021

KUR-501 GD2 CAR-NKT Phase 1 data in neuroblastoma presented at ASGCT 2021

Abstract for oral paclitaxel + pembrolizumab Phase 1 combination study accepted for ESMO Congress 2021

Management to host conference call and webcast today at 8:00 a.m. ET

Buffalo, N.Y., August 5, 2021 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today provided a corporate and financial update for the second quarter ended June 30, 2021.

“During the second quarter, we held a Type A meeting with the FDA to discuss the path forward for oral paclitaxel and encequidar in metastatic breast cancer and the deficiencies that were raised in the Complete Response Letter (CRL) we received in February,” said Johnson Lau, Chief Executive Officer of Athenex. “The FDA has indicated that a well-designed and well-conducted trial may adequately address these deficiencies. We are now evaluating the optimal design for a new clinical study which we plan to present to the FDA in the fourth quarter of 2021. We are continuing to advance oral paclitaxel in angiosarcoma towards registration.”

“Our acquisition of Kuur Therapeutics and its innovative allogeneic CAR-NKT technology was a strategically important development for Athenex and we believe it has the potential to unlock tremendous value,” continued Dr. Lau. “Kuur’s technology, combined with our TCR program, could propel us into a leadership position in cell therapy. We are pleased with the smooth integration of the Kuur team and operations to date and look forward to providing further updates as the programs advance.”

Second Quarter 2021 and Recent Business Highlights

Clinical Programs

Oral Paclitaxel and Encequidar

•

Athenex held a Type A meeting with the US Food & Drug Administration (FDA) regarding the New Drug Application (NDA) for oral paclitaxel in metastatic breast cancer during second quarter 2021. The Company is evaluating the optimal design for a new clinical study which it plans to present to the FDA in 4Q 2021.

•

An abstract “Phase 1 Study with Expansion Cohorts to Assess the Safety, Tolerability, and Activity of oral paclitaxel + encequidar in Combination with Pembrolizumab in Subjects with Advanced Solid Malignancies” has been accepted for e-Poster presentation at the European Society for Medical Oncology (ESMO) Congress 2021.

Cell Therapy

•

Presented data from a Phase 1 study (GINAKIT2) of KUR-501 in neuroblastoma at the annual meeting of the American Society of Gene and Cell Therapy (ASGCT) 2021. The data showed one complete response and one partial response out of 11 evaluable and heavily pre-treated pediatric neuroblastoma patients. The therapy was well tolerated with only one Grade 2 CRS.

•

Continued to enroll patients in a Phase 1 study (ANCHOR) evaluating KUR-502 in patients with relapsed/refractory CD19 positive malignancies including B cell lymphomas, acute lymphoblastic leukemia (ALL), and chronic lymphocytic leukemia (CLL).

•	Received IRB approval to conduct a Phase 1 trial of TCRT-ESO-A2 (high-affinity TCR-T targeting NY-ESO-1 positive solid tumors).

Commercial Update

Klisyri® (tirbanibulin)

•

Almirall, S.A. (BLM: ALM), Athenex’s partner, received marketing authorization of Klisyri® from the European Commission in July 2021 for the topical treatment of actinic keratosis (AK) on the face or scalp in adults. The approval followed receipt of a positive opinion from the CHMP of the European Medicines Agency in May 2021.

•

Athenex entered into license agreements for tirbanibulin with Seqirus (a subsidiary of CSL Limited) and AVIR Pharma, expanding its international commercial partnerships for tirbanibulin in Australia and New Zealand, and Canada, respectively.

Specialty Pharmaceutical Business

•	Athenex Pharmaceutical Division (APD) currently markets a total of 34 products with 61 SKUs.

•	Athenex Pharma Solutions (APS) currently markets 4 products with 16 SKUs.

•	503B operations at the Dunkirk Facility expected to commence in Q4 2021.

Corporate Update

•

Athenex has accepted the resignation of its Chief Financial Officer, Randoll Sze, effective August 13, 2021. Mr. Steven Adams, the company’s current Corporate Controller, will take on the role of Interim Chief Accounting Officer until a permanent CFO is appointed.

Key Anticipated Milestones

•	Plan to discuss the design of a new clinical study for oral paclitaxel in metastatic breast cancer with the FDA in Q4 2021

•	Launch of Klisyri® in a major European market in 2H 2021

•	Abstract on the ANCHOR Phase 1 study submitted to ASH 2021

•	Phase 1 trial to evaluate TCRT-ESO-A2 (high-affinity TCR-T targeting NY-ESO-1 solid tumors) to initiate enrollment in 3Q 2021

•	Results from the I-SPY 2 trial of oral paclitaxel plus anti PD-1 expected in 2022

Second Quarter 2021 Financial Highlights

Revenues from product sales decreased to $21.4 million for the three months ended June 30, 2021, from $40.2 million for the three months ended June 30, 2020, a decrease of $18.8 million or 47%. This decrease was attributable to a decline in APD product sales of $20.4 million primarily as the result of a decrease in demand for COVID-19 related drugs from the prior year, including some significant non-recurring orders of approximately $14.1 million. In addition, in the first half of 2021, we experienced significant COVID-related challenges in our Indian supply chain and to a lesser extent in China. As a result, we were not able to receive some inventory from our partners located in these regions for a certain period of time. The Company also experienced a higher amount of product sales in 2020 as we started fulfilling demand for certain drugs used to treat patients hospitalized with COVID and demand for FDA shortage products. As a result, the product revenues in the second quarter of last year were particularly high, given the COVID pandemic had just started. Fluctuations in the infection rate and the spread of the global health pandemic and market demand may continue to significantly affect our product sales in the future. These were partially offset by an increase in 503B and contract manufacturing revenue of $1.5 million and $0.4 million, respectively.

License fees and other revenue increased by $0.5 million for the three months ended June 30, 2021. This increase was primarily due to $0.2 million grant revenue and $0.2 million in royalties received from Almirall for the sales of Klisyri® after the product launch in the U.S. in February 2021.

Cost of sales for the three months ended June 30, 2021 totaled $19.7 million, a decrease of $13.3 million, or 40%, as compared to $33.0 million for the three months ended June 30, 2020. The decrease was primarily due to a decrease of $13.1 million in cost of APD product sales, generally in-line with the decrease in the product sales revenue. Additionally, cost of sales related to royalties for license income decreased by $1.2 million from the royalty payment incurred in 2020 on the license revenue from Xiangxue. Cost of 503B product sales increased by $1.3 million as production levels increased.

R&D expenses for the three months ended June 30, 2021 totaled $21.1 million, a decrease of $0.9 million, or 4%, as compared to $22.0 million for the three months ended June 30, 2020. This was primarily due to a decrease in regulatory costs, clinical operations, and preclinical operations. The decrease in these items was partially offset by increases in oral paclitaxel and encequidar API costs in preparation for product launch, together with increases in drug licensing costs, R&D related compensation expenses, and costs related to 503B and cell therapy development.

SG&A expenses for the three months ended June 30, 2021 totaled $21.2 million, an increase of $3.7 million, or 21%, as compared to $17.5 million for the three months ended June 30, 2020. This was primarily due to increase in professional fees and other expenses related to the acquisition of Kuur, increases in compensation related costs, change in fair value of contingent consideration and operating costs including insurance costs and IT costs. These increases were partially offset by a decrease in costs for preparing to commercialize Oral Paclitaxel as significant pre-launch activities occurred in 2020 and slowed upon receipt of the CRL in February 2021.

Interest expense totaled $5.7 million and $1.6 million for the three months ended June 30, 2021 and 2020, respectively. Interest expense in the current period was incurred from the Senior Credit Agreement with Oaktree, while interest expense in the prior period was primarily incurred from debt under a former credit agreement with Perceptive Advisors LLC and its affiliates.

Income tax benefit for the three months ended June 30, 2021 amounted to $11.0 million, compared to income tax expense of $0.1 million for the same period in 2020. The income tax benefit in the current year is primarily the result of taxable temporary difference due to the deferred tax liability recognized for the indefinite lived intangible assets acquired in connection with the acquisition of Kuur’s IPR&D. This taxable temporary difference is considered a source of taxable income to support the realization of deferred tax assets from the acquirer which resulted in a reversal of our valuation allowance.

Net loss attributable to Athenex for the three months ended June 30, 2021 was $34.3 million, or ($0.33) per diluted share, compared to a net loss of $40.5 million, or ($0.50) per diluted share, in the same period last year.

As of June 30, 2021, the Company had cash and cash equivalents of $76.9 million, restricted cash of $16.5 million, and short-term investments of $53.3 million.

For further details on the Company’s financial results, including the results for the six months ended June 30, 2021, refer to the Form 10Q to be filed with the SEC.

Financial Guidance

In terms of product sales guidance, the Company is limiting financial guidance to the existing Athenex product portfolio only. In 2020, the Company recorded a significant amount of revenues from international customers as a result of the global pandemic. However, it does not see these revenues as recurring in nature. The Company continues to expand its product portfolio. The Company is affirming the guidance it provided on May 6, 2021, as it currently expects its product sales in 2021, excluding any royalties from Klisyri®, to be in line with 2020 levels.

Cash Conservation Update

As of June 30, 2021, the Company had cash and cash equivalents, restricted cash and short-term investments of $146.7 million. Given uncertainty stemming from the CRL for oral paclitaxel, the Company identified and adopted certain cash conservation measures. Considering these initial measures, and based on our current operating plan, the Company now expects that its cash and cash equivalents, restricted cash and short-term investments as of June 30, 2021, will enable it to meet its current operational liquidity needs and fund operations into 4Q 2022.

Conference Call and Webcast Information

Athenex will host a conference call and live audio webcast today, Thursday, August 5, 2021, at 8:00 am Eastern Time to discuss the financial results and provide a business update.

To participate in the call, dial either the domestic or international number fifteen minutes before the conference call begins:

Domestic: (877) 407-0784

International: (201) 689-8560

Passcode: 13720461

The live conference call and replay can also be accessed by audio webcast here and also under “Events and Presentations” at the Investor Relations section of the Company’s website, located at https://ir.athenex.com.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform, and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different technologies: (1), based on P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) Cell therapy, and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, uncertainties around regulatory reviews and approvals; our ability to agree with the FDA on a new clinical study for oral paclitaxel that is capital and time efficient; our ability to scale our manufacturing and commercial supply operations for current and future approved products, and ability to commercialize our products, once approved; ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; the preclinical and clinical results for Athenex’s drug candidates, which may not support further development of such drug candidates; risks related to our ability to successfully integrate the business of Kuur into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees, as well as differences in operations, cultures, and management philosophies that may delay successful integration and our ability to support the added cost burden of Kuur’s business; risks related to counterparty performance, including our reliance on third parties for success in certain areas of Athenex’s business; our history of operating losses and our need and ability to raise additional capital; uncertainties around our ability to meet funding conditions under our financing agreements and access to capital thereunder; risks and uncertainties inherent in litigation, including purported stockholder class actions; risks and uncertainties related to the COVID-19 pandemic and its ongoing impact on our operations, supply chain, cash flow and financial condition; competition; intellectual property risks; uncertainties around our ability to successfully integrate acquired and merged businesses in a timely and cost-effective manner and to achieve synergies; risks relating to doing business internationally and in China; the risk of development, operational delays, production slowdowns or stoppages or other interruptions at our manufacturing facilities as well as our ability to find alternative sources of supply to meet our obligations and requirements; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Contacts

Investors:

Daniel Lang, MD

Athenex, Inc.

Email: danlang@athenex.com

Tim McCarthy

LifeSci Advisors, LLC

Email: tim@lifesciadvisors.com

ATHENEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020
	(In thousands)
Selected Balance sheet data:
Cash, cash equivalents, and restricted cash	$93,441	$86,087
Short-term investments	53,283	138,636
Goodwill	69,216	38,891
Working capital(1)	150,168	229,820
Total assets	408,957	384,329
Long-term debt	149,996	148,587
Total liabilities	239,077	218,981
Non-controlling interests	(15,321)	(14,427)
Total stockholders’ equity	$169,880	$165,348

*	working capital: total current assets less total current liabilities

ATHENEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Revenue
Product sales, net	$21,385	$40,167	$41,745	$58,714
License and other revenue	538	5	21,203	28,393

Total revenue	21,923	40,172	62,948	87,107

Cost of sales	(19,663)	(33,006)	(36,068)	(52,578)

Gross profit	2,260	7,166	26,880	34,529

Research and development expenses	(21,127)	(22,015)	(44,197)	(39,207)
Selling, general, and administrative expenses	(21,231)	(17,486)	(43,351)	(43,234)
Interest income	132	185	161	598
Interest expense	(5,684)	(1,565)	(10,592)	(3,238)
Loss on extinguishment of debt	—	(7,230)	—	(7,230)
Income tax benefit (expense)	11,035	(106)	10,881	(2,987)

Net loss	(34,615)	(41,051)	(60,218)	(60,769)

Less: net loss attributable to non-controlling interests	(341)	(600)	(894)	(889)

Net loss attributable to Athenex, Inc.	$(34,274)	$(40,451)	$(59,324)	$(59,880)

Net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted	$(0.33)	$(0.50)	$(0.60)	$(0.73)

Weighted-average shares used in computing net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted	103,370,268	81,564,441	98,427,561	81,551,995